Exhibit(g)(50)
September 12, 2007
JPMorgan Chase Bank, N.A.
3 Chase Metrotech Center — 8th Floor
Brooklyn, NY 11245
Attn: Peter Coccia

Re:	Goldman Sachs Trust; additional portfolio under the Goldman Sachs Trust contract
Ladies and Gentlemen:
This is to advise you that Goldman Sachs Trust (the “Trust”) has established a new series of shares to be known as Goldman Sachs Structured Emerging Markets Equity Fund (the “Fund”). In accordance with Schedule 1 — Listing Of Funds of the Custodian Contract (the “Contract”), between the Trust and JPMorgan Chase Bank, N.A. dated as of June 30, 2006, the Trust hereby requests that you act as Custodian of the Fund under the terms of the Contract.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.
GOLDMAN SACHS TRUST

By:
Name:	Peter W. Fortner
Title:	Assistant Treasurer of the Funds
Agreed to this                      day of                                         , 2007.
JPMORGAN CHASE BANK, N.A.

By:
Name:	Daniel J. Manniello
Title:	Vice President